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                                                                   EXHIBIT 10.2

                             AGREEMENT OF EMPLOYMENT


          THIS AGREEMENT OF EMPLOYMENT ("Agreement") is made and entered into as of September 15, 1998 by and between DPEC, INC., an Ohio corporation having its principal office at Building 3, 851 West Third Street, Columbus, Ohio (the "Company"), and Carol A. Clark (the "Employee").

                                   WITNESSETH:

          WHEREAS, the Employee is currently employed as the President of the Company and is a member of the Board of Directors of the Company; and

          WHEREAS, the Company and the Employee mutually desire that Employee continue as the Company's President and as a member of the Board of Directors; and

          WHEREAS, the Company and Employee wish to enter into this Agreement to set forth their mutual understanding as to the terms and conditions of Employee's continued employment by the Company.

          It is therefore agreed between the parties as follows:

          1. EMPLOYMENT. The Company agrees to employ the Employee as the Company's Chairperson of the Board, President and Chief Executive Officer and the Employee, in consideration of such employment, hereby accepts such employment. During the term of her employment, the Employee shall use her best efforts to do all things necessary and incident to her position and the dispatch of her responsibilities as set forth from time to time by the Board of Directors. Unless otherwise approved in advance by the Company's Board of Directors, Employee shall devote her full business time and energy exclusively to the business and affairs of the Company and in no event shall Employee engage in any outside activities which would be reasonably expected to affect the Company adversely or which would divert substantial time or effort from the business affairs of the Company.

          2. BOARD OF DIRECTORS. The Company further agrees that it will cause Employee to be nominated for re-election to the Board of Directors during each year of her employment hereunder, such election being subject only to the approval of the Company's stockholders.

          3. TERM. Employee's term of employment with the Company pursuant to this Agreement shall begin as of August 1, 1998 (the "Commencement Date") and shall continue until terminated by the Company or Employee pursuant to Section 5 hereof

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          4. COMPENSATION AND BENEFITS. Except as otherwise provided upon a termination of Employee's employment pursuant to Section 5 hereof, the Company shall compensate Employee and provide the benefits as set forth in this Section
4. In addition, the Company shall reimburse Employee or pay directly for reasonable business expenses incurred by her during her employment term.

                   4.1. BASE SALARY: PERFORMANCE REVIEW. Commencing August 1, 1998, the Company shall pay Employee an annual base salary of $135,000 during each year of employment hereunder. Commencing August 1, 1999, Employee will also be eligible for an annual salary review by the Compensation Committee (the "Committee") of the Company's Board of Directors and her annual base salary for the following fiscal year may be increased (but not decreased) by the Committee based on the achievement of performance goals approved by the Committee. In addition, Employee may be eligible for additional incentive compensation based on the achievement of such performance goals.

                   4.2. STOCK OPTIONS. Employee shall be eligible to receive awards under the DPEC, Inc. 1998 Stock Option Plan.

          5.      TERMINATION OF AGREEMENT.

                   5.1 FOR CAUSE. The Company may terminate Employee's employment at any time for cause (as defined below) effective immediately upon written notice to Employee. In such event, Employee shall receive her salary through the effective date of termination and any incentive payments earned by but not yet paid to Employee prior to such date, and the Company shall have no further obligation to Employee under this Agreement. Such amounts shall be paid by the Company within thirty (30) days of the effective date of such termination. For purposes of this Agreement, "cause" shall mean conviction of a felony or willful misconduct or gross neglect of duties materially damaging to the Company's business.

                   5.2. DISABILITY. This Agreement may be terminated, at the option of the Company or the Employee, if during the term hereof the Employee is under a disability, meaning because of ill health, physical or mental disability, or for any other disability ("disability"), the Employee shall have been continuously unable or shall have otherwise failed to perform the essential functions of her job hereunder for one hundred eighty (180) consecutive working days. Provided, however, that if the question of disability is raised, Clark shall submit to a medical examination by three physicians who shall determine whether Clark is disabled, one of whom shall be appointed by the holders of a majority of the shares of the Company's senior convertible preferred stock, no par value per share, one of whom shall be appointed by the Employee or her representative, and one of whom shall be appointed by the first two appointed physicians. The decision of any two of the three physicians shall be final and binding. In the event of the termination of Employee's employment due to disability, the Company will pay Employee her monthly salary through the end of month in which such termination upon disability occurs and all incentive payments earned by but not yet paid to Employee prior to her termination upon disability. Such amounts shall be paid by the Company within thirty (30) days from the effective date of such termination. This Section 5.2 will be applied consistent with the Company's


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obligations under applicable federal and state law, including without limitation the Americans with Disabilities Act.


                   5.3. DEATH. This Agreement shall be terminated on the death of the Employee effective as of the date of her death. Employee's spouse or estate, as the case may be, shall be entitled to retain the Employee's salary installment for the month in which she dies and shall be entitled to all incentive payments earned by but not yet paid to Employee prior to her death. Such amounts shall be paid by the Company within thirty (30) days from the effective date of such termination.

                   5.4. BY EMPLOYEE OTHER THAN FOR GOOD REASON. If Employee terminates her employment with the Company for other than for good reason, Employee shall receive her salary through the effective date of termination and all incentive payments earned by but not yet paid to Employee prior to such date, and the Company shall have no further obligation to Employee under this Agreement. Such amounts shall be paid by the Company within thirty (30) days from the effective date of such termination.

                   5.5 BY THE COMPANY OTHER THAN FOR CAUSE OR BY EMPLOYEE FOR GOOD REASON. If the Company terminates Employee's employment with the Company other than for cause or other than by reason of Employee's death or disability or if Employee terminates her employment with the Company for good reason, the Company shall continue to pay Employee her salary in effect on the effective date of the termination for a period of eighteen (18) months following the effective date of her termination. In addition, the Company shall pay to Employee all incentive payments earned but not yet paid to Employee prior to such date which amounts shall be paid within thirty (30) days of the effective date of such termination. For purposes of this Agreement, "good reason" shall mean (a) the assignment of duties to Employee that are inconsistent in any material respect with Section 1 of this Agreement, other than any such action that is remedied by the Company within thirty (30) business days after receipt of notice thereof from Employee; or (b) any failure by the Company to comply with any other provision of this Agreement other than any such failure that is remedied by the Company within thirty (30) business days after receipt of notice thereof from Employee; or (c) the Company requiring Employee to relocate her place of employment outside the Columbus metropolitan area. A termination of employment by Employee for good reason shall be effectuated by Employee giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes good reason. A termination of employment by the Employee for good reason shall be effective at the close of business on the thirtieth (30th) business day following the date when the notice of proposed termination for good reason is given; PROVIDED, that such a termination of employment shall not become effective if the Company shall have corrected the circumstances giving rise to the notice of proposed termination within such period.

                   5.6 PAYMENT OF INDEBTEDNESS. If the Employee's employment with the Company is terminated under Section 5.2, 5.3, or 5.5, the Company shall use its reasonable best efforts (a) to repay all indebtedness of the Company owed to the Employee and (b) to release


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Employee and her husband from all guarantees of indebtedness of the Company owed to others, as soon as practicable following the effective date of such termination; provided, however, with respect to (a) the Company shall in any event effect such repayment within eighteen (18) months of the effective date of such termination.

          6.      COVENANT NOT TO COMPETE.

                   6.1. NONCOMPETITION. At all times during the term of this Agreement, and for a period of two (2) years thereafter if terminated by Employee pursuant to Section 5.4 or if terminated by the Company pursuant to Sections 5.1 or 5.2, Employee agrees that she will not directly or indirectly in the United States of America (a) enter into or in any manner take part in any business or endeavor, either as an employee, agent, independent contractor, owner or otherwise, which directly or indirectly competes with the Company, (b) divert or attempt to divert from the Company any business whatsoever by influencing or attempting to influence, or soliciting or attempting to solicit any of the customers of the Company with whom Employee may have dealt at any time or who were customers of the Company on the date of termination of Employee's employment or had been customers of the Company prior thereto, or (c) divert or attempt to divert from the Company any person employed by the Company by influencing or attempting to influence such person to leave the Company's employ.

                   6.2. ACKNOWLEDGMENT AND AGREEMENT. The Company and Employee each hereby acknowledge and agree as follows:

                         (a) The covenants, restrictions and obligations set
forth in Section 6.1 above are founded upon valuable consideration and are reasonable in duration and geographic scope;

                         (b) In the event of a breach or threatened breach by
Employee of any of the covenants, restrictions, agreements and obligations set forth herein, monetary damages or the other remedies at law that may be available to the Company for such breach or threatened breach will be inadequate and, without prejudice to the Company's right to pursue any other remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Employee, the Company will be entitled to injunctive relief;

                         (c) The time period and geographical area set forth in
Section 6.1 hereof are each divisible and separable, and, in the event that the covenants not to compete contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. The Employee agrees that in the event any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Company in requesting that court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, any period of restriction or covenant herein stated


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 shall not include any period of violation or period of time required for litigation to enforce such restriction or covenant; and

                         (d) The provisions of this Section 6 shall survive the
termination of this Agreement.

          7.      CONFIDENTIAL INFORMATION AND INVENTIONS.

                   7.1 CONFIDENTIALITY. Employee shall not at any time disclose, distribute, publish, communicate or in any way cause to be disclosed, distributed, published, or communicated in any way, Confidential Information (as defined herein), or any part thereof; to any person, firm, corporation, association, or any other operation or entity except on behalf of the Company, in performance of Employee's duties for the Company, and Employee further agrees not to use or permit the reproduction of any Confidential Information except on behalf of the Company in Employee's capacity as an employee of the Company. Employee shall take all reasonable care to avoid the unauthorized disclosure or use of any Confidential Information. Employee hereby assumes responsibility for and shall indemnify and hold harmless the Company from and against any disclosure or use of the Confidential Information in violation of this Agreement.

                   7.2 CONFIDENTIAL INFORMATION. For the purpose of this Agreement, "Confidential Information" shall mean any written or unwritten information which specifically relates to and/or is used in the Company's business (including, without limitation, information related to the names, addresses, buying habits and other special information regarding past, present and potential customers, employees and suppliers of the Company; customer and supplier contracts and transactions or price lists of the Company and suppliers; all agreements, files, books, logs, charts, records, studies, reports, processes, schedules and statistical information relating to the Company; all products, services, programs and processes sold, and all software licensed or developed by the Company; data, plans and specifications, present and/or future development projects of the Company; financial and/or marketing data respecting the conduct of the present or future phases of business of the Company; computer programs, systems and/or software; ideas, inventions, trademarks, business information, know-how, processes, techniques, improvements, designs, redesigns, creations, discoveries and developments of the Company; and finances and financial information of the Company) which the Company deems confidential and proprietary, which is generally not known to others outside the Company, and which gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, copyrightable or considered copyrightable, patentable or considered patentable. "Confidential Information" shall not include general industry information or information which is publicly available or otherwise known to those persons working in the area of the business of the Company or is otherwise in the public domain without breach of this Agreement or information which Employee has lawfully acquired from a source other than the Company. "Confidential Information" specifically includes information received by the Company from others, including the Company's clients, that the


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Company has an obligation to treat as confidential and also includes any confidential information acquired or obtained by Employee while in the employment of any of the Company's subsidiary companies or any company which has been acquired by the Company.


                   7.3 INVENTION OWNERSHIP. With respect to information, inventions and discoveries developed, made or conceived by Employee, either alone or with others, at any time during Employee's employment by the Company whether prior to or hereafter and whether or not within normal working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, the Company is engaged or (if such is known to or ascertainable by Employee) is considering engaging, Employee agrees:

                         (a) that all such information, inventions and
discoveries, whether or not patented or patentable, shall be and remain the sole property of the Company;

                         (b) to disclose promptly to an authorized
representative of the Company all such information, inventions and discoveries and all information in Employee's possession as to possible applications and uses thereof;

                         (c) not to file any patent applications relating to any
such invention or discovery except with the prior consent of an authorized representative of the Company; and

                         (d) at the request of the Company, and without expense
to Employee, to execute such documents and perform such other acts as the Company deems necessary, to obtain patents on such inventions in a jurisdiction or jurisdictions designated by the Company, and to assign to the Company or its designee such inventions and all patent applications and patents relating thereto.

                   7.4 CONFIDENTIALITY OF INVENTIONS. With respect to the information, inventions and discoveries referred to in Section 7.3, and also with respect to all other information, whatever its nature and form and whether obtained orally, by observation, from graphic materials, or otherwise (except such as is generally available through publication) obtained by Employee during or as a result of her employment by the Company and relating to any product, process, or apparatus or to any use of any of them, or to materials, tolerances, specifications, costs (including manufacturing costs), prices, or to any plans of the Company, Employee agrees:

                         (a) to hold all such information, inventions and
discoveries in strict confidence and not to publish or otherwise disclose any thereof except with the prior consent of an authorized representative of the Company;

                         (b) to take all reasonable precautions to assure that
all such information, inventions, and discoveries are properly protected from access by unauthorized persons;


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                         (c) to make no use of any such information, invention,
or discovery except as required or permitted in the performance of Employee's duties for the Company; and

                         (d) upon termination of Employee's employment by the
Company, or upon request of the Company, to deliver to the Company all graphic materials and all substances, models, prototypes and the like containing or relating to any such information, invention, or discovery, all of which graphic materials and other things shall be and remain the sole property of the Company. The term "graphic materials" includes letters, memoranda, reports, notes, notebooks, books of account, drawings, prints, specifications, formulae, data printouts, microfilms, magnetic tapes and disks and other documents and recordings, together with all copies thereof.

                   7.5 DURATION OF OBLIGATIONS. The obligations under Sections 7.1, 7.3 and 7.4 hereof shall remain in effect throughout Employee's employment by the Company and ever thereafter, unaffected by any transfer(s) between the Company and its affiliate(s), and without regard to the reason for termination of such employment.

          8. ASSIGNMENT, SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. The Company may assign or otherwise transfer its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), but this Agreement may not be assigned nor may the duties hereunder be delegated by Employee. In the event that the Company assigns or otherwise transfers its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), for all purposes of this Agreement, the "Company" shall then be deemed to include the successor or affiliated business or corporation to which the Company assigned or otherwise transferred its rights hereunder.

          9. COUNTERPARTS. This Agreement may be executed in two counterparts, any one of which shall constitute an original without reference to the other.

          10. SEVERABILITY OF CLAUSES. Each of the paragraphs of this Agreement shall stand independently and severably, and the invalidity of any one paragraph or portion thereof shall not affect the validity of any other provision. In the event any provision shall be construed to be invalid, no other provision of this Agreement shall be affected thereby.

          11. APPLICABLE LAW. This Agreement shall be governed in all respects by the law of the State of Ohio.


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         IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.


                                        COMPANY

                                        DPEC, INC.


                                        By:  /s/ Gary W. Qualmann
                                             ---------------------------------
                                                Gary W. Qualmann
                                        Title:  Vice President and Secretary

                                        EMPLOYEE

                                        /s/ Carol A. Clark

                                        CAROL A. CLARK


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